Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONN’S, INC. REPORTS THIRD QUARTER 2004 EARNINGS

BEAUMONT, TEXAS (December 10, 2003) – Conn’s, Inc (NASDAQ/NM: CONN), a specialty retailer of home appliances, consumer electronics, home office products, bedding and lawn and garden products, today announced record results for the third quarter ended October 31, 2003.

Net income available for common stockholders for the third quarter increased 23.2% to $4.7 million compared to $3.8 million for the third quarter of last year. Earnings per share available for common stockholders increased 21.7% to $0.28 from $0.23 in the prior year. Net revenues for the quarter ended October 31, 2003 increased 9.4% to $117.4 million compared with $107.3 million for the quarter ended October 31, 2002. This increase in revenue included net sales increases of $9.4 million, or 10.0%, and increases from “Finance charges and other” of $0.7 million, or 4.9%. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 4.1% for the third quarter of fiscal 2004.

Net revenues for the nine months ended October 31, 2003 increased 9.2% to $355.3 million compared with $325.4 million for the nine months ended October 31, 2002. This increase in revenue included net sales increases of $28.5 million, or 10.0%, and increases from “Finance charges and other” of $1.4 million, or 3.4%. Same store sales increased 0.3% for the first nine months of fiscal 2004. Net income available for common stockholders for the nine months ended October 31, 2003 increased 10.2% to $14.2 million compared to $12.9 million for the first nine months of last year. Earnings per share available for the common stockholder increased 10.4% to $0.85 from $0.77 in the prior year.

During the third quarter, the Company made its entrance into the Dallas/Fort Worth metroplex with the opening of its first two stores in this market in September and October. A third store was opened in this market in late November, bringing the Company’s total store count to 45. The Company is in the process of developing additional sites in this market and still expects to open four to six new locations in this market in the fiscal year ended January 31, 2005.

“We are pleased with our performance for the quarter just ended, particularly considering that we incurred substantial start up costs to enter the Dallas/Fort Worth market all of which was absorbed into expense for the third quarter,” said Thomas J. Frank, Conn’s Chairman and Chief Executive Officer. “We feel that the same store sales performance for such quarter illustrates what we believe to be the turn around in our recent same store sales trend. Our emphasis on track sales and our ability to take advantage of new product opportunities in bedding and lawn and garden categories seems to be providing positive results. Our holiday selling season is off to an impressive start, and we hope to see positive same store sales increases for the balance of this fiscal year.”

The initial public offering of Conn’s, Inc. common stock became effective on November 24, 2003 and closed on December 1, 2003. Because the closing took place subsequent to the completion of the quarter ended October 31, 2003, the condensed consolidated financial statements included herein include the accounts of Conn Appliances, Inc. and its subsidiaries, limited liability companies and limited partnerships, all of which are wholly-owned. These statements have not been modified to reflect the merger with Conn’s, Inc. that occurred immediately prior to the initial public offering.

The per share results presented herein do not include the impact of the recently completed initial public offering whereby the company sold 4,000,000 shares of common stock to the public and a selling stockholder sold 150,000 shares of common stock to the public. The per share results also exclude the effect of approximately 1,750,000 common shares that are expected to be issued as a result of the redemption of preferred stock. The per share results do include the preferred dividends that are payable to preferred stockholders prior to the redemption of such stock. Conn’s, Inc. now is the present holding company and had a $1,000 capitalization and no operating activities prior to this merger.

EPS Guidance

The Company also issued guidance for the fourth quarter ended January 31, 2004 of earnings per diluted share of approximately $0.32 to $0.34. Guidance issued for the entire year included earnings per diluted share of approximately $1.15 to $1.17, with comparable store sales increase in the low single digit range. The quarterly and full year estimate of earnings per diluted share is calculated in accordance with GAAP. If the shares issued as a result of the IPO, including the over-allotment, were considered outstanding for the entire period, EPS for the quarter ended January 31, 2004 is projected to be approximately $0.29 to $0.31 and EPS for the full year ended January 31, 2004 is projected to be approximately $0.97 to $0.99.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast tomorrow, December 11, 2003 at 10:00 AM, CST, to discuss financial results for the quarter ended October 31, 2003. The webcast will be available at www.conns.com and will be archived for 30 days. The call in number is 800-299-9086, and the participant password is 72097760.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 45 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma and LCD televisions, camcorders, VCRs, DVD players and home theater products. The Company also sells home office equipment, lawn and garden products and bedding, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers’ product needs.

Unlike many of its competitors, the Company provides in-house credit options for its customers. Historically, it has financed over 56% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity, or the issuer, in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s growth strategy and plans regarding opening new stores and entering new markets; the Company’s intention to update or expand existing stores; the Company’s estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company’s cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company’s ability to capitalize on such growth; relationships with the Company’s key suppliers; the results of the Company’s litigation; interest rates; weather conditions in the Company’s markets; changes in the Company’s stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s current report on Form 8-K filed in connection with this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:

Thomas J. Frank

Chairman and CEO

(409) 832-1696 Ext. 3218

Conn Appliances, Inc

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2002	2003	2002	2003
Revenues
Total net sales	$93,586	$102,977	$283,909	$312,419
Finance charges and other	13,737	14,413	41,479	42,887

Total revenues	107,323	117,390	325,388	355,306
Cost and Expenses
Cost of goods sold, including warehousing and occupancy costs	64,215	72,687	195,854	222,558
Cost of parts sold, including warehousing and occupancy costs	1,168	1,038	3,418	3,091
Selling, general and administrative expense	31,371	33,405	95,284	97,559
Provision for bad debts	1,407	1,215	2,895	3,403

Total cost and expenses	98,161	108,345	297,451	326,611

Operating income	9,162	9,045	27,937	28,695
Interest expense	2,354	789	5,479	4,004

Income before income taxes	6,808	8,256	22,458	24,691
Total provision for income taxes	2,431	2,933	7,996	8,760

Net income	4,377	5,323	14,462	15,931
Less preferred dividends	(533)	(587)	(1,600)	(1,760)

Net income available for common stockholders	$3,844	$4,736	$12,862	$14,171

Earnings per share:
Basic	$0.23	$0.28	$0.77	$0.85
Diluted	$0.23	$0.28	$0.77	$0.85
Average common shares outstanding:
Basic	16,720	16,720	16,735	16,720
Diluted	16,720	16,720	16,735	16,720

CONN APPLIANCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2003	October 31, 2003
Assets
Current Assets
Cash and cash equivalents	$2,448	$2,286
Interest in securitized assets and accounts receivable,net	73,420	83,231
Inventories	46,118	54,404
Deferred income taxes	3,981	3,799
Prepaid expenses and other assets	3,473	2,889

Total current assets	129,440	146,609
Non-current deferred tax assets and other costs	5,328	4,313
Total property and equipment, net	38,266	38,274
Goodwill and other	8,524	8,570

Total assets	$181,558	$197,766

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$7,500	$8,215
Current portion of long-term debt	7,928	7,567
Accounts payable	24,501	30,585
Fair value of derivatives	2,895	1,121
Other current liabilities	16,632	18,454

Total current liabilities	59,456	65,942
Long-term debt	36,564	29,560
Non-current deferred tax liability and other	1,227	1,280
Fair value of derivatives	1,642	630

Total stockholders’ equity,net	82,669	100,354

Total liabilities and stockholders’ equity	$181,558	$197,766

CONN APPLIANCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Nine Months Ended October 31,
	2002	2003
Cash flows from operating activities
Net income	$14,462	$15,931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,017	5,031
Provision for bad debts	2,895	3,403
Provision for deferred income taxes	(1,674)	540
Gain from sale of property and equipment	(8)	64
Ineffectiveness of derivatives	70	(768)
Change in operating assets and liabilities, net	(21,871)	(12,540)

Net cash provided (used) by operating activities	(2,109)	11,661
Cash flows from investing activities
Purchase of property and equipment	(9,431)	(6,260)
Proceeds from sale of property	8	1,289

Net cash used by investing activities	(9,423)	(4,971)
Cash flows from financing activities
Purchase of treasury stock	(200)	—
Net borrowings (payments) under bank credit facilities	17,418	(2,942)
Payments on term note	(3,500)	(2,250)
Debt issuance costs	(1,523)	(203)
Payment of promissory notes	(994)	(1,457)

Net cash provided (used) by financing activities	11,201	(6,852)

Net change in cash	(331)	(162)
Cash and cash equivalents
Beginning of the year	1,571	2,448

End of the year	$1,240	$2,286